Exhibit 1.3

November 21, 2025

The Glimpse Group, Inc.
15 West 38th Street, 12th Floor
New York, New York 10018

Attention: Chief Financial Officer

Dear Mr. Rothblum:

Reference is made to the At-the-Market Sales Agreement, dated as of July 11, 2025 (the “Sales Agreement”), between The Glimpse Group, Inc. (the “Company”) and WestPark Capital, Inc. (“WestPark”). This letter (this “Amendment”) constitutes an agreement between the Company and WestPark to amend the Sales Agreement as set forth herein. Defined terms that are used but not defined herein shall have the meanings ascribed to such terms in the Sales Agreement.

1. The defined term “Agreement” in the Sales Agreement is amended to mean the Sales Agreement as amended by this Amendment.

2. The headnote of the Sales Agreement, which precedes the provisions of the Sales Agreement, is hereby amended by amending and restating the entirety of such headnote as follows:

“$3,502,910

Common Stock”

3. The Company and WestPark hereby agree that the date hereof shall be a Representation Date under the Sales Agreement and the Company shall file a Prospectus Supplement and deliver the deliverables pursuant to Sections 7(m) and 7(n) of the Sales Agreement within the time periods specified in the Sales Agreement.

4. Except as expressly set forth herein, all of the terms and conditions of the Sales Agreement shall continue in full force and effect after the execution of this Amendment and shall not be in any way be changed, modified or superseded by the terms set forth herein.

5. This Amendment may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

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In acknowledgment that the foregoing correctly sets forth the understanding reached by the Company and WestPark, please sign in the space provided below, whereupon this Amendment shall constitute a binding amendment to the Sales Agreement as of the date indicated above.

Very truly yours,

WESTPARK CAPITAL, INC.

By:	/s/ Richard Rappaport
Name:	Richard Rappaport
Title:	Chief Executive Officer

Accepted and Agreed:

The Glimpse Group, Inc.

By:	/s/ Maydan Rothblum
Name:	Maydan Rothblum
Title:	Chief Financial Officer and Chief Operating Officer

[Signature Page to The Glimpse Group, Inc.–WestPark Capital, Inc. Amendment to At-the-Market Sales Agreement]